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                                                               Exhibit (a)(5)(b)

                                                                April 30, 2001


BENFIELD GREG
                                                                        EWB



BENFIELD GREIG GROUP PLC

BENFIELD GREIG ARRANGES FINANCING REQUIRED FOR ACQUISITION OF E.W. BLANCH AND COMMENCES TENDER OFFER

London, England, and Dallas, Texas, April 30, 2001 - Benfield Greig Group plc ("Benfield Greig"), the leading U.K. based independent reinsurance intermediary, and E.W. Blanch Holdings, Inc. ("E.W. Blanch") (NYSE: EWB), a leading U.S. provider of integrated risk management and distribution services, announced today that Benfield Greig has arranged a new $390 million (GBP 270 million) debt facility to be provided by Barclays Capital for the purpose of financing the acquisition of E.W. Blanch.

Benfield Greig and E.W. Blanch previously announced on April 16, 2001, that they had entered into a merger agreement under which Benfield Greig will acquire all of the outstanding shares of E.W. Blanch for $13.50 per share in cash, or approximately $179 million (GBP 123 million). It is intended that this new debt facility will provide Benfield Greig with the financing necessary to complete the acquisition of E.W. Blanch as well as to refinance certain of the existing indebtedness of E.W. Blanch and Benfield Greig and to provide working capital for the enlarged group going forward.

In addition, in accordance with the terms of the merger agreement dated April 15, 2001, a wholly owned subsidiary of Benfield Greig has today commenced a tender offer for all of the outstanding shares of E.W. Blanch at the purchase price of $13.50 per share in cash. The tender offer is scheduled to expire on May 25, 2001 unless extended and is subject to financing and other customary terms and conditions including receipt of all antitrust and other regulatory approvals. Following the completion of the tender offer, Benfield Greig will acquire any remaining publicly held shares of E.W. Blanch at the offer price of $13.50 through a merger transaction.

Grahame Chilton, Chief Executive of Benfield Greig, commented: "We have been very encouraged by the strongly favorable reaction that we have received to the proposed merger from E.W. Blanch's customers, management and employees who share our vision and enthusiasm for creating a truly independent force in global reinsurance. The new debt facility that has been arranged to finance the acquisition of E.W. Blanch supports our belief that the combined business has exciting future prospects and that it will be well placed to take advantage of the rapidly changing U.S. market."

For further information:


For Benfield Greig Group:                 For E.W. Blanch:
David Haggie                              Andrew Brimmer
Haggie Financial                          Joele Frank, Wilkinson Brimmer Katcher
Tel:  + 44 20 7417 8989                   Tel:  + 1 212 355 4449 (extn 111)
Mobile:  + 44 7768 332486                 Email:  ahb@joelefrank.com
Email:  david@haggie.co.uk                        ------------------
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For Benfield Greig US:
Howard Liszt
Benfield Greig US
Tel:  + 1 612 626 2031
Email:  HLiszt@mr.net
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                                                                April 30, 2001


                                     - 2-


Lexicon Partners Limited and Bear, Stearns & Co. Inc. which are regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for Benfield Greig Group plc in connection with the merger and for no one else and will not be responsible to anyone other than Benfield Greig Group plc for providing the protections afforded to customers of Lexicon Partners Limited and Bear, Stearns & Co. Inc. or for providing advice in relation to the merger.

This announcement has been approved by Lexicon Partners Limited and Bear, Stearns & Co. Inc. for the purposes of Section 57 of the Financial Services Act 1986.

This announcement does not constitute an offer or invitation to purchase any securities. Any such offer will only be made in documents to be published in due course and any such purchase should be made solely on the basis of information contained in those documents.

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, many of which are outside the control of E.W. Blanch Holdings, Inc. and, accordingly, actual results may differ materially. E.W. Blanch Holdings, Inc.'s Form 10-K filed with the SEC includes a discussion of these risk factors and is incorporated herein by reference.

THE TENDER OFFER WILL BE MADE ONLY THROUGH DEFINITIVE TENDER OFFER DOCUMENTS, WHICH WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND MAILED TO THE STOCKHOLDERS OF E.W. BLANCH HOLDINGS, INC. E.W. BLANCH HOLDINGS, INC. STOCKHOLDERS SHOULD READ THE TENDER OFFER DOCUMENTS CAREFULLY WHEN THEY ARE AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. FOLLOWING COMPLETION OF THE TENDER OFFER, BENFIELD GREIG GROUP PLC WILL ACQUIRE ANY REMAINING PUBLICLY HELD SHARES OF E.W. BLANCH HOLDINGS, INC. AT THE OFFER PRICE OF USD
13.50 THROUGH A MERGER TRANSACTION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE STATEMENTS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY BENFIELD GREIG GROUP PLC AND E.W. BLANCH HOLDINGS, INC. AT THE SEC'S WEBSITE AT WWW.SEC.GOV. THE TENDER OFFER STATEMENT AND RELATED MATERIALS MAY ALSO BE
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OBTAINED FOR FREE BY DIRECTING SUCH REQUESTS TO BENFIELD GREIG GROUP PLC.